Exhibit 31.4
CERTIFICATION

I, Charles H.R. Bracken, certify that:

1.	I have reviewed this Amendment No. 1 on Form 10-K/A of Liberty Global plc;

2.
Based on my knowledge, the Annual Report on Form 10-K/A for the year ended December 31, 2018 (the "Form 10-K/A) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K/A; and

3.
Based on my knowledge, the financial statements, and other financial information included in the Form 10-K/A, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Form 10-K/A.

Date: March 27, 2019

/s/ Charles H.R. Bracken
Charles H.R. Bracken
Executive Vice President and Chief Financial Officer